Exhibit 99.1

Press Release

Release Date: January 23, 2018	Contact:	Jack E. Rothkopf
At 4:30 p.m. EST		Chief Financial Officer (215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FIRST QUARTER FISCAL 2018 RESULTS

Philadelphia, Pennsylvania (January 23, 2018) –Prudential Bancorp, Inc. (the "Company") (Nasdaq:PBIP), the holding company for Prudential Bank (the "Bank"), reported net income of $34,000, or $0.004 per diluted share, for the quarter ended December 31, 2017 as compared to $731,000 or $0.10 per diluted share, for the comparable period in 2016. The decrease in net income for the three-month period ended December 31, 2017 as compared to the same quarter in the prior year reflected primarily the effect of the one-time non-cash charge related to the re-measurement of the Company's deferred tax assets arising from the lower U.S. corporate tax rate provided for by the Tax Cuts and Jobs Act ("Tax Reform Act") enacted in December 2017.

Dennis Pollack, President and CEO, commented, "We are pleased to report continued positive results from the perspective of core earnings.  Although we recognized a one-time tax charge during the quarter which was prevalent in the industry, the future lower income tax rates will be beneficial to Prudential on a going forward basis effective immediately. Furthermore, notwithstanding the charge, our capital position remains strong and in full compliance with all regulatory requirements. Management continues to be dedicated to executing our strategy, improving the Company's profitability and enhancing shareholder value."

Highlights for the quarter ended December 31, 2017 are as follows:

●	Core net income (a non-GAAP measure) increased $1.1 million or 145% to $1.8 million from the same period in 2016.
●	Net loans increased $8.7 million, or 1.5%, from $571.3 million at September 30, 2017.
●	Total deposits increased $16.0 million or 2.5%, from $636.0 million at September 30, 2017.
●	The net interest margin increased to 2.80% for the first quarter of fiscal 2018 as compared to 2.70% for the same period in fiscal 2017.
●	The efficiency ratio for the quarter ended December 31, 2017 decreased to 61.71% compared to 67.90% for the same period in 2016.

Net Interest Income:

For the three months ended December 31, 2017, net interest income increased to $6.1 million as compared to $3.6 million for the same period in 2016. The increase reflected a $3.5 million increase in interest income which was partially offset by an increase of $1.0 million in interest paid on deposits and borrowings. The increase in net interest income in the 2017 period was primarily due to the increase in the weighted average balance of earning assets which reflected in large part the addition of earning assets acquired as of January 1, 2017 upon completion of the acquisition of Polonia Bancorp, Inc. ("Polonia"). In addition, during calendar 2017, the average balance of loans, excluding loans obtained in the Polonia acquisition, increased $68.8 million with such growth primarily funded through an increase in deposits, the use of FHLB borrowings and the redeployment of excess liquidity. The yield on interest-earning assets increased to 3.66% for the quarter ended December 31, 2017 from 3.33% for the same period in 2016 due primarily to the shift in emphasis to commercial and construction loans, which generally produce higher yields than those obtained on residential loans.  The weighted average cost of borrowings and deposits increased to 0.98% during the quarter ended December 31, 2017 from 0.78% during the comparable period in 2016 due to increases in market rates of interest.  The net interest margin increased to 2.80% during the quarter ended December 31, 2017 from 2.70% during the comparable period in 2016 due to the increase in the average balance of interest earning assets and the yield earned on those assets.

Non-Interest Income:

With respect to the quarter ended December 31, 2017, non-interest income amounted to $415,000 as compared to $358,000 for the same quarter in fiscal 2017. The primary reason for the higher level of non-interest income in the first quarter of fiscal 2018 was increased earnings from fees and other service charges and transaction fees associated with the Polonia acquisition which was completed during January 2017 and were not included in the operating results for the quarter ended December 31, 2016. The acquisition of Polonia resulted in the addition of five full-service financial centers along with the related customer deposit base.

Non-Interest Expenses:

For the three months ended December 31, 2017, non-interest expense increased $1.3 million, compared to the same period in the prior year. The primary reason for the increase was the additional expense resulting from the Polonia acquisition which added five full-service financial centers to our branch network as well as additional personnel.

Income Taxes:

For the three-month period ended December 31, 2017, the Company recorded income tax expense of $2.3 million, which included a $1.8 million one-time charge related to a re-evaluation of the Company's deferred tax assets as a result of the enactment of the Tax Reform Act, compared to income tax expense of $370,000 and an effective tax rate of 33.6% for the same period in 2016.  During fiscal 2018, commencing with the quarter ended December 31, 2017, the Company's statutory income tax rate will be 24.25% as compared to companies which are calendar year tax reporting companies whose statutory rate will decrease to 21% starting January 1, 2018. Effective October 1, 2018, the Company's statutory tax rate will be reduced to 21%.

Balance Sheet:

At December 31, 2017, the Company had total assets of $933.8 million, as compared to $900.0 million at September 30, 2017, an increase of 3.8%.  At December 31, 2017, the investment portfolio increased by $38.3 million primarily as a result of the purchase of investment grade corporate bonds and U.S. government agency mortgage-backed securities.  Net loans receivable increased $8.7 million to $580.0 million at December 31, 2017 from $571.3 million at September 30, 2017.  These increases were partially offset by an $11.2 million decrease in cash and cash equivalents as available cash was redeployed into higher yielding assets.

Total liabilities increased by $37.0 million to $800.3 million at December 31, 2017 from $763.4 million at September 30, 2017. Total deposits increased $16.1 million, consisting primarily of short-term certificates of deposit which were used to fund asset growth as well as meet short-term liquidity needs. At December 31, 2017, the Company had FHLB advances outstanding of $136.9 million, as compared to $114.3 million at September 30, 2017.  The increase in the level of borrowings was primarily due to match funding of purchases of investment securities in order to lock in the yield with minimal interest rate risk as part of the Company's asset/liability management. All of the borrowings had maturities of less than six years.

Total stockholders' equity decreased by $2.8 million to $133.4 million at December 31, 2017 from $136.2 million at September 30, 2017. The decrease was primarily due to a dividend payment of $1.8 million consisting of both an increased regular quarterly dividend of $0.05 per share as well as a special dividend of $0.15 per share.  Also contributing to the decrease was a reduction in the fair market value of available for sale securities due to rising market rates of interest as well as the cost of purchases of treasury stock in conjunction with employee benefit plans.

Asset Quality:

At December 31, 2017, the Company's non-performing assets totaled $16.6 million or 1.8% of total assets as compared to $15.6 million or 1.7% of total assets at September 30, 2017.  Non-performing assets at December 31, 2017 included five construction loans aggregating $8.7 million, 26 one-to-four family residential loans aggregating $4.5 million, one single-family residential investment property loan in the amount of $1.4 million and five commercial real estate loans aggregating $1.6 million. Non-performing assets also included at December 31, 2017 three single-family residential properties with an aggregate carrying value of $363,000. At December 31, 2017, the Company had 11 loans aggregating $7.5 million that were classified as troubled debt restructurings ("TDRs"). Seven of such loans aggregating $1.2 million were performing in accordance with the restructured terms as of December 31, 2017 and accruing interest. Three of the TDRs which are classified as non-accrual totaling $4.9 million are a part of a troubled lending relationship totaling $10.7 million (after taking into account the previously disclosed $1.9 million write-down recognized during the quarter ending March 31, 2017 related to this borrowing relationship). The remaining TDR is also on non-accrual and consists of a $1.5 million loan secured by various commercial and residential properties.  The primary project of the borrower (the development of a 169-unit townhouse project in Bristol Borough, Pennsylvania) is the subject of litigation between the Bank and the borrower and as a result, the project currently is not proceeding. Subsequent to the commencement of the litigation previously disclosed, the borrower filed for bankruptcy under Chapter 11 (Reorganization) of the federal bankruptcy code in June 2017. The Bank has moved the underlying litigation noted above with the borrower and the Bank from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The state litigation is stayed pending the resolution of the bankruptcy proceedings. The Bank successfully moved to have portions of the bankruptcy proceedings converted to Chapter 7 (Liquidation). As of September 30, 2017, the Company had reviewed $23.9 million of loans for possible impairment compared to $19.7 million reviewed for possible impairment as of September 30, 2017.

The Company recorded a provision for loan losses in the amount of $210,000 for the three months ended December 31, 2017, primarily due to the growth in the loan portfolio as well as the continued shift in its composition, compared to a provision for loan losses of $185,000 for the same period in 2016. During the three months ended December 31, 2017 and 2016, the Company did not record any recoveries or charge offs.

The allowance for loan losses totaled $4.7 million, or 0.8% of total loans and 28.9% of total non-performing loans (which included loans acquired from Polonia at their fair-value) at December 31, 2017 as compared to $4.5 million, or 0.8% of total loans and 29.0% of total non-performing loans at September 30, 2017. The Company believes that the allowance for loan losses at December 31, 2017 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as 10 additional full-service financial centers, eight of which are in Philadelphia, one is in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward Looking Statements:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company, or effects of the merger of the Company and Polonia. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission ("SEC") and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: difficulties and delays in integrating the Polonia business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan, investment and mortgage-backed securities portfolios; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company's filings with the SEC, including the "Risk Factors" section in its most recent Annual Report on Form 10-K, as supplemented by its quarterly or other reports subsequently filed with the SEC.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At December 31,	At September 30,
	2017	2017
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$933,750	$899,540
Cash and cash equivalents	16,659	27,903
Investment and mortgage-backed securities:
Held-to-maturity	63,377	61,284
Available-for-sale	214,570	178,402
Loans receivable, net Goodwill and intangible assets	579,987 6,774	571,343 6,811
Deposits	652,032	635,982
FHLB advances	136,916	114,318
Non-performing loans	16,189	15,393
Non-performing assets	16,552	15,585
Stockholders' equity	133,415	136,179
Full-service offices	11	11

	For the Three Months Ended December 31,
	2017	2016
	(Dollars in Thousands, Except Per Share Data)
Selected Operating Data:
Total interest income	$8,036	$4,505
Total interest expense	1,900	857
Net interest income	6,136	3,648
Provision for loan losses	210	185
Net interest income after provision for loan losses	5,926	3,463
Total non-interest income	415	358
Total non-interest expense	4,043	2,720
Income before income taxes	2,298	1,101
Income tax expense	2,264	370
Net income	$34	$731
Basic earnings per share	$0.004	$0.10
Diluted earnings per share	$0.004	$0.10
Dividends paid per common share	$0.20	$0.03
Tangible book value per share at end of period (1)	$14.10	$14.06
Common stock outstanding (shares)	$8,981,755	$8,045,544

Selected Operating Ratios(2):
Average yield on interest-earning assets	3.66%	3.33%
Average rate paid on interest-bearing liabilities	0.98%	0.78%
Average interest rate spread(3)	2.68%	2.55%
Net interest margin(3)	2.80%	2.70%
Average interest-earning assets to average interest-bearing liabilities	113.09%	123.44%
Net interest income after provision for loan losses to non-interest expense	146.57%	127.32%
Total non-interest expense to total average assets	2.79%	1.92%
Efficiency ratio(4)	61.71%	67.90%
Return on average assets	0.02%	0.52%
Return on average equity	0.10%	2.58%
Average equity to average total assets	14.74%	20.01%

	At or for the Three Months Ended December 31,
	2017	2016
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(6)	2.79%	4.61%
Non-performing assets as a percentage of total assets(6)	1.77%	2.83%
Allowance for loan losses as a percentage of total loans	0.80%	0.98%
Allowance for loan losses as a percentage of non-performing loans	28.89%	21.46%
Net charge-offs to average loans receivable	0.00%	0.00%

Capital Ratios(7)
Tier 1 leverage ratio:
Company	14.32%	19.20%
Bank	13.19%	14.48%
Tier 1 common equity risk-based capital ratio:
Company	22.38%	33.12%
Bank	20.90%	25.60%
Tier 1 risk-based capital ratio:
Company	22.38%	33.12%
Bank	20.90%	25.60%
Total risk-based capital ratio:
Company	23.25%	34.16%
Bank	21.77%	26.71%

(1)    Non-GAAP measure; see reconciliation below.

(2)    With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)    Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)    The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5)     Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)     Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. It is the Company's policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings due to being recently restructured and which are initially placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.

(7)   The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company. The ratios are provided for informational purposes only.

Non-GAAP Measures Disclosures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate the Company's financial condition and results of operations and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of net income and core net income (a non-GAAP measure which excludes the effect of the one-time write-down of the Company's deferred tax assets as a result of the enactment of the Tax Reform Act; management believes many investors desire to evaluate net income without regard to such expense):

	For the Three Months Ended December 31,
	2017	2016
	(Dollars in Thousands)

Income before income taxes	$2,298	$1,101
Income tax expense	2,264	370
Net income	34	731
One-time write-down of deferred tax asset	1,756	--
Core net income	$1,790	$731

The following table shows the reconciliation of the Company's book value and tangible book value (a non-GAAP measure which excludes goodwill and core deposit intangible resulting from the Polonia acquisition from total stockholders' equity as calculated in accordance with GAAP).

	As of December 31, 2017		As of September 30, 2017
(In Thousands, Except Per Share Amounts)
	Book Value	Tangible Book Value	Book Value	Tangible Book Value
Total stockholders' equity	$133,415	$133,415	$136,179	$136,179
Less intangible assets:
Goodwill	--	6,102	--	6,102
Core deposit intangible	--	672	--	709
Total intangibles	$--	6,774	$--	6,811
Adjusted stockholders' equity	$133,415	$126,641	$136,179	$129,368
Shares of common stock outstanding	8,981,755	8,981,755	9,008,125	9,008,125
Adjusted book value per share	$14.85	$14.10	$15.12	$14.36